EXHIBIT 99.1

PROGINET VOLUNTARILY DELISTS FROM TSX VENTURE EXCHANGE

GARDEN CITY, NY - MARCH 17, 2003

Proginet Corporation (OTCBB: PRGF; TSX: PRF. U) today announced that it will voluntarily delist the Company's common stock from the TSX Venture Exchange, ("TSX"), effective March 31, 2003. The Company's stock will continue to trade on the OTC Bulletin Board in the United States. In connection with the delisting, effective April 1, 2003, Proginet will engage the transfer agent and register services of American Stock Transfer and Trust Company, located at 59 Maiden Lane, New York, NY 10038.

Being listed on both exchanges has increased administrative and filing costs and has been more of a burden to the Company that it has been a benefit. By delisting from the TSX, Proginet can eliminate certain costs and benefit from consolidated trading on one exchange. "Proginet expects this action will lead to increased shareholder value", said Kevin M. Kelly, President and CEO.

ABOUT PROGINET CORPORATION
Proginet Corporation is a publicly traded, global security software company specializing in secure data transfer and password management solutions. Proginet products span every business sector of the economy and deliver fast implementation for all major platforms, operating systems and application environments for enterprise computing. Proginet products are used by hundreds of customers worldwide, including AT&T, BMW, First Data Corporation, JP Morgan Chase, Progressive Insurance, Prudential Financial, SAFECO, Toronto Dominion Bank, and United Healthcare.

Proginet is headquartered in Garden City, NY 516-248-2000 www.proginet.com.

(C)2003 Proginet Corporation. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.